Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2020 EARNINGS

Pre-tax, pre-provision earnings increased 46% over same period in 2019 and 11% over first quarter 2020

Loan production remains strong, driven by participation in Paycheck Protection Program, other commercial and mortgage lending

OAKLAND, MARYLAND—August 10, 2020: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the six- and three-month periods ended June 30, 2020 and 2019.

Second Quarter 2020 Financial Highlights:

•	Total assets at June 30, 2020 grew by $197.6 million, a 13.7% increase when compared to total assets at December 31, 2019, due to loan and deposit growth of 13.4% and 18.4%, respectively

o	Paycheck Protection Program (“PPP”) loans totaled $144.4 million offset by a slight decline of $3.3 million in core loans

o	Mortgage production, primarily in loans sold to the secondary market, totaled $61.4 million through June 30, 2020, double the production for the same period in 2019, leading to strong gains

o	Total deposits increased by $209.5 million inclusive of PPP deposits

•	Net interest margin, on a fully tax equivalent (“FTE”) basis, decreased to 3.61% at June 30, 2020 compared to 3.70% at June 30, 2019 and 3.68% at December 31, 2019

•	Asset quality remains strong, with low delinquency and low net charge-offs

•	Allowance for Loan Losses (“ALL”) to loans outstanding, including PPP loan balances, was 1.43% at June 30, 2020 compared to 1.19% at June 30, 2019. The ALL to loans outstanding, excluding PPP loan balances of $144.4 million, was 1.62%.

•	Consolidated net income remained stable at $2.6 million for the three months ended June 30, 2020 and 2019 despite an increase in provision expense for the second quarter of 2020 of $1.8 million when compared to the second quarter of 2019; basic and diluted net income per share were both $.37 for the second quarter of 2020 and 2019

•	Pre-tax, pre-provision income was $5.4 million for the quarter ended June 30, 2020 as compared to $3.7 million for the quarter ended June 30, 2019 and $4.9 million for the quarter ended March 31, 2020, representing increases of 46% and 10%, respectively

•	Other operating income, excluding gains, declined slightly due to decreased wealth management income related to a decline in market values and decreased service charge income primarily due to declines in business and consumer overdraft activity

•	Net gains of $0.7 million from sales of loans increased as the refinancing activity on residential mortgage loans has driven a high volume of sales to the Fannie Mae market due to historically low interest rates

•	Other operating expense increased due to non-recurring professional fees and investor relations expenses related to the proxy contest in respect of the 2020 annual meeting of shareholders

“The global pandemic and its impact on our communities, customers and associates and their health and well-being continues to be of paramount concern to our board and management team. Our associates worked tirelessly throughout the quarter assisting and educating our borrowers on the many loan options available, discussing protection of deposits and providing prudent financial considerations in light of the upheaval in our economy. We adjusted our working environment while still delivering uncommon service to our customers” commented Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer. “We continued to build our reserves during this quarter to create a position of strength on our balance sheet. Despite this higher provision expense, our core margin was strong and that, in conjunction with our diversified income stream and continued expense control, led to another strong quarter of core earnings.”

Response to COVID-19

Protecting the health, safety, and financial well-being of our associates and customers was and continues to be our goal as we quickly adapted to COVID-19 and adjusted our method of delivering financial services to our valued customers. Throughout the quarter, a high level of communication was maintained, enhanced usage of electronic and digital banking was implemented and a heightened scrutiny of fraud and controls was necessary as we participated and facilitated the ever-changing, new government fiscal programs. We worked diligently with our customers given the stressed economy to relieve financial pressures they were experiencing:

o	Waived certificates of deposit early withdrawal penalties and overdraft fees for non-sufficient funds

o	Temporarily waived positive pay/Treasury Management fees for new customer signup for fraud prevention

o	Implemented loan modifications and deferral programs for eligible consumer and commercial loan customers experiencing hardships; 383 active loan modifications totaling approximately $214.5 million, or 20.6% of the loan portfolio as of July 31, 2020

o	Temporarily suspended repossession and foreclosure activity

o	Relentlessly processed and closed approximately 1,176 loans to provide access to our community-oriented business owners for the Small Business Administration (“SBA”) PPP for approximately $145.9 million, protecting approximately 17,000 jobs in our communities

Balance Sheet Overview

Total assets at June 30, 2020 increased by $197.6 million to $1.6 billion from December 31, 2019. During the first six months of 2020, cash and interest-bearing deposits in other banks increased by $67.1 million, the investment portfolio decreased by $5.1 million and gross loans increased by $136.6 million offset by the increase to the ALL of $4.5 million. The increase in cash was due to continued deposit growth, consisting of both core deposit growth and deposits related to the PPP loans, cash flow from calls on the investment portfolio, commercial loan payoffs in the first quarter as well as refinances of balances in our mortgage portfolio. Other real estate owned (“OREO”) balances remained stable as there was minimal activity in this portfolio during the first six months. Total liabilities increased by $199.1 million. This increase was attributable to the strong deposit growth of $209.5 million, including deposit balances related to the PPP loans at June 30, 2020. The deposit growth, excluding the PPP deposits, during the first six months was due to increased relationship balances as customers favored insured products given the volatile economic environment. Our Treasury Management overnight investment sweep decreased by $12.7 million as municipalities utilized their existing cash for working capital needs during these unprecedented times. Total shareholders’ equity decreased by $1.5 million in the first six months of 2020. This decrease was due primarily to the increase in accumulated other comprehensive loss related to the slight decline in the market values of our pension plan assets since December 31, 2019. Our stock repurchase of $2.7 million during the first quarter of 2020 reflected in surplus was offset by an increase in retained earnings attributable to year-to-date net income offset by common stock dividends of $1.8 million.

Outstanding loans increased to $1.2 billion at June 30, 2020 when compared to December 31, 2019. This growth was primarily attributable to the participation in the SBA PPP loan program. Commercial real estate (“CRE”) loans increased by $4.8 million due to expansion of customer relationships as well as an increase in small business loans. Acquisition and development (“A&D”) loans increased by $8.4 million as new production offset amortization and payoffs. Commercial and industrial (“C&I”) loans increased by $149.8 million, including $144.4 million of PPP loans. The growth in the commercial portfolios, was offset by a decline in residential mortgage loans of $25.9 million as refinancing activity increased and the customer preferred longer-term fixed rate loans were sold to Fannie Mae. Given the current low interest rate environment, management has elected to utilize the secondary market rather than portfolio the loans at this time. The consumer loan portfolio declined slightly during the first six months of 2020.

Commercial loan production for the first six months of 2020 was approximately $76.4 million, most of which was construction production that will fund over the next twelve months. Amortization and payoffs were approximately $28.4 million in the first six months of 2020. Despite a decline in balances, the mortgage department had record production of approximately $61.4 million in the first six months of 2020. While both in-house and secondary market products are utilized, the longer-term fixed rate loans are primarily being sold to Fannie Mae. We continue to book first time homebuyer, adjustable rate and non-conforming jumbo mortgages to our portfolio. The mortgage pipeline remained strong at $27.6 million at quarter end.

Total deposits at June 30, 2020 increased by $209.5 million when compared to deposits at December 31, 2019. During the first six months of 2020, non-interest-bearing deposits increased by $130.6 million. This growth was driven by both our retail and commercial markets as well as deposits from PPP loans. Traditional savings accounts increased by $20.5 million, as our Prime Saver product continued to be the savings product of choice. Total demand deposits increased by $25.4 million and total money market accounts increased by $52.1 million, due primarily to growth in our variable rate Value Money Market account introduced in late 2019. Time deposits less than $100,000 decreased by $2.1 million and time deposits greater than $100,000 decreased by $17.0 million. The decline in time deposits greater than $100,000 was due to a local municipality utilizing a maturing certificate of deposit for cash needs during this unprecedented economic environment as well as our repayment of the full outstanding balance of $10.0 million in a brokered CD that matured in May.

The book value of the Corporation’s common stock was $17.82 per share at June 30, 2020, compared to $17.71 per share at December 31, 2019. At June 30, 2020, there were 6,983,523 outstanding shares of the Corporation’s common stock. In March 2020, the Corporation purchased 145,291 shares of the Corporation’s common stock at an average price of $18.96 per share pursuant to the previously announced stock repurchase program. The program, the term of which expires on November 20, 2020 unless sooner terminated or extended by the Board, will be further utilized as the Board and management deem appropriate.

Income Statement Overview

Consolidated net income was $4.3 million for the six months ended June 30, 2020 compared to $5.8 million for the six months ended June 30, 2019. Basic and diluted net income per share for the first six months of 2020 were both $0.62, compared to basic and diluted net income per share of $0.81 for the same period of 2019, a 23% decrease. The decrease in earnings was primarily due to an increase in the provision for loan losses of $4.1 million, offset by an increase in net interest income of $1.7 million, a decrease in income tax expense of $0.4 million, and an increase of $0.6 million in other operating income and gains. The increase in provision expense for the first six months of 2020 was driven by the uncertainty of the economic environment related to the COVID-19 health crisis. While we believe that our borrowers, both consumer and commercial, will be negatively impacted, the full extent of this impact remains uncertain. Accordingly, we believe it was prudent to adjust qualitative factors to increase our provision expense to account for the uncertainty of the economic conditions and the inherent effects on our loan portfolio. Of the $4.8 million expense for the first six months, $4.0 million is related to qualitative factor adjustments and $0.8 million is related to loan growth in our commercial portfolio. The net interest margin, on a FTE basis, declined for the six months ended June 30, 2020 to 3.61% compared to 3.70% at June 30, 2019.

Consolidated net income was $2.6 million for the second quarter of 2020 and 2019. Basic and diluted net income per common share for the second quarter of 2020 and 2019 were both $0.37. Net interest income increased by $1.1 million when comparing the second quarter of 2020 to the second quarter of 2019. The increase in net interest income and the decrease in interest expense offset the increase in provision expense when comparing the second quarters of 2020 and 2019. The increase in provision expense for the second quarter of 2020 was due to an increase in qualitative factors as noted above. Other operating income for the second quarter of 2020 decreased slightly when compared to the same period of 2019. The decline in the economy negatively impacted the market value of the assets under management in our wealth division which resulted in decreased revenue for the second quarter of 2020. Service charge income, particularly NSF income, declined as a result of significantly reduced overdraft activity. Management believes this reduction was in part due to the stay-at-home mandates and the supplemental unemployment payments consumers received during the quarter. Net gains increased when comparing the second quarter of 2020 to the second quarter of 2019 as a result of increased loans sold to the secondary market related to the high volume of refinancing activity at historically low rates. Other operating expenses decreased by $0.3 million when comparing the second quarter of 2020 to the second quarter of 2019. This decrease is due to the decrease in salaries and benefits related to the salary costs associated with the origination of PPP loans offset by an increase in professional services and investor relations expenses attributable to the 2020 annual meeting of shareholders and the related proxy contest, offset by continued cost control throughout the company and decreased OREO related expenses due to valuation allowance write-downs in the second quarter of 2019. The net interest margin for the second quarter of 2020 and the second quarter of 2019, on an FTE basis, was 3.53% and 3.68%, respectively. Excluding the impact of PPP average loan balances of approximately $117.4 million and $0.5 million of related fee income, our net interest margin was approximately 3.67% for the second quarter of 2020. We were able to mitigate the reduction in rates on the earning assets by continued rate reductions on the deposits during the quarter.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased $1.7 million (7.3%) during the six months ended June 30, 2020 when compared to the six months ended June 30, 2019 due to a $1.2 million (4.3%) increase in interest income. Interest expense remained stable comparing the second quarter of 2020 to the second quarter of 2019, despite an increase in average balances of approximately $67.0 million. The net interest margin for the six months ended June 30, 2020 was 3.61%, compared to 3.70% for the six months ended June 30, 2019, decreasing only 9 basis points despite a 2.25% drop in the Fed Funds rates year over year. Comparing the six months ended June 30, 2020 to the same period of 2019, the increase in interest income was due to a $1.6 million increase in interest and fees on loans. The increase in interest and fees on loans was due primarily to an increase in average balances of $97.9 million related to the PPP loans. The rate earned on the loan portfolio decreased by 18 basis points, as a result of the significant decline in the rate environment over the past year. The average balance of the investment portfolio decreased by $8.3 million due primarily to calls in the portfolio. The rate earned decreased by 11 basis points due to the calls as well as the reduced rate on the adjustable rate trust preferred CDO portfolio. Excess cash balances attributable to deposit growth were invested at the lower Fed Funds rate which negatively offset interest income for the six months ended June 30, 2020.

Interest expense on our interest-bearing liabilities decreased during the six months ended June 30, 2020 when compared to 2019 due to continued rate reductions on our deposit products in response to the declining rate environment, particularly our money market products. The average balance of money market accounts increased $41.0 million during the six months ended 2020 when compared to 2019 while the rate on these accounts decreased by 26 basis points. With approximately 83% of our deposit portfolio adjustable, we can respond quickly to declining rates. Average growth of $88.2 million in our non-interest bearing accounts allowed continued control of our cost of deposits. Most of the increase in average deposit balances during the six months ended June 30, 2020 is attributable to the PPP loans.

Net interest income, on an FTE basis, increased $1.1 million (9.8%) during the second quarter of 2020 over the same period in 2019 due to a $0.7 million (4.9%) increase in interest income combined with a decrease of $0.4 million (15.1%) in interest expense. The net interest margin for the second quarter of 2020 was 3.53%, compared to 3.68% for the second quarter of 2019. As noted above, the participation in the PPP loan program negatively impacted our margin during the second quarter. Excluding the impact of PPP average loan balances of approximately $117.4 million and related origination fee income, our net interest margin was approximately 3.67% for the second quarter of 2020 as we were able to mitigate the reduction in rates on the earning assets by continued rate reductions on the deposits during the quarter.

Comparing the second quarter of 2020 to the same period of 2019, the increase in interest income was primarily due to a $0.9 million increase in interest and fees on loans. The increase in interest and fees on loans was due primarily to an increase in average balances of $156.6 million primarily related to the average balance of PPP loans of approximately $117.4 million and loan growth in the fourth quarter of 2019. However, the PPP loans negatively impacted the rate earned due to the high volume of loans at the low, fixed interest rate and was the contributing factor to the decrease of 37 basis points in the rate earned. Excess cash balances related to deposit growth also negatively impacted interest income as it was invested at a lower Fed Funds rate. Management has opted to increase liquidity due to economic uncertainties.

Interest expense on our interest-bearing liabilities decreased by $0.4 million during the second quarter of 2020 when compared to the same period of 2019, due primarily to reductions in rates on the deposit portfolio and the repayment of a $10.0 million brokered CD that matured in May.

Asset Quality

The ALL was $17.0 million at June 30, 2020 compared to $12.5 million at December 31, 2019, an increase of 35.7% that primarily resulted from adjustment to qualitative factors associated with the negative trend in the economic outlook directly related to COVID-19. The provision for loan losses was $4.8 million for the six months ended June 30, 2020 and $0.7 million for the six months ended June 30, 2019. Net charge-offs of $0.3 million were recorded for the first six months of 2020, compared to net recoveries of $0.2 million for 2019. Absent the COVID-19 related factor adjustments attributable to $4.8 million in provision expense for the six months, the provision expense would have been approximately $0.4 million. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.43% at June 30, 2020 compared to 1.19% at June 30, 2019. The ALL to loans outstanding, excluding PPP loan balances of $144.4 million, was 1.62%.

While the pandemic has had an impact on most industries, some have been more impacted than others. In accordance with Section 4013 of the CARES Act and the interagency statement, we have not accounted for such loans as TDRs, nor have we designated them as past due or nonaccrual. The following table includes data on our consumer, residential mortgage and commercial loan portfolios, including a breakdown by industry, and the percentage of the portfolio that has been modified through July 31, 2020 as a result of COVID-19. For comparative purposes, modifications reported through May 6, 2020 are included. Additional information will be provided in the quarterly Form 10Q.

	Total Loans at 6/30/20 (*)			Active COVID Modifications at 7/31/20			Active COVID Modifications through 5/6/20
Industry Category	# of Loans (**)	Balance (000s)	Balance as % of Total Portfolio	# of Loans	Balance (000s)	Balance as % of Total Portfolio	# of Loans	Balance (000s)	Balance as % of Category
RE/Rental/Leasing - Non-Owner Occupied	88	$120,891	11.6%	25	$53,664	44.4%	14	$31,069	26.1%
RE/Rental/Leasing - All Other	321	93,575	9.0%	43	23,562	25.2%	32	15,934	17.1%
Construction - Developers	19	57,486	5.5%	1	2,975	5.2%	—	—	0.0%
Accommodations	31	47,462	4.6%	12	33,246	70.0%	10	22,050	46.7%
Services	207	44,481	4.3%	26	15,539	34.9%	21	11,187	25.3%
Health Care/Social Assistance	57	33,056	3.2%	16	8,564	25.9%	10	4,652	15.1%
RE/Rental/Leasing - Multifamily	109	31,016	3.0%	24	11,447	36.9%	25	11,598	35.5%
RE/Rental/Leasing - Developers	39	29,028	2.8%	3	6,773	23.3%	1	18	0.1%
Manufacturing	50	25,774	2.5%	7	10,710	41.6%	5	4,394	16.8%
Construction - All Other	262	25,749	2.5%	19	3,142	12.2%	20	2,841	12.5%
Prof/Scientific/Technical	107	22,060	2.1%	25	7,521	34.1%	9	5,863	29.5%
Trade	521	15,413	1.5%	5	1,405	9.1%	5	1,036	6.0%
Transportation/Warehousing	104	15,120	1.5%	5	235	1.6%	5	194	1.3%
Food Service	32	9,926	1.0%	—	—	0.0%	—	—	0.0%
Public Administration	44	9,493	0.9%	11	3,003	31.6%	11	2,943	31.5%
Entertainment/Recreation	26	7,226	0.7%	6	2,626	36.3%	3	983	18.8%
Agriculture	50	4,618	0.4%	2	508	11.0%	2	508	12.4%
Energy	12	1,665	0.2%	—	—	0.0%	—	—	0.0%
Total Commercial	2,079	$594,039	57.0%	230	$184,920	31.1%	173	$115,270	19.8%
Total Residential Mortgage	2,223	345,358	33.1%	93	26,089	7.6%	157	40,928	9.4%
Total Consumer	6,509	103,117	9.9%	60	3,444	3.3%	178	5,027	13.9%
Total Loans at June 30, 2020	10,811	$1,042,514	100.0%	383	$214,453	20.6%	508	$161,225	15.3%

(*) Excluding 1,118 PPP loans totaling $144.4 million, 18.1% including PPP loans

(**) Including active loans/lines with no outstanding balance

The commercial deferrals were primarily 90 days in length, most of which will begin to expire in August and September of 2020. For commercial borrowers requesting additional modifications to existing terms and conditions, financial data and operating projections will be underwritten to determine if expiring deferrals will be renewed or modified, to the extent appropriate, as we continue to work with our customers.  During the second quarter, twenty- six commercial loans totaling approximately $30.0 million reached the end of their 90 day deferral terms and were remodified for an additional 90 days. These second modifications were primarily in the accommodations, non-owner occupied commercial real estate rentals and specialized healthcare industries.

The ratio of net charge offs to average loans for the quarter ended June 30, 2020 was an annualized .06%, compared to net recoveries to average loans of .05% for the quarter ended June 30, 2019. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low charge-off ratios.

Ratio of Net Charge Offs to Average Loans
	6/30/2020	6/30/2019
Loan Type	Charge Off / (Recovery)	Charge Off / (Recovery)
Commercial Real Estate	(0.04)%	(0.02)%
Acquisition & Development	0.01%	(0.14)%
Commercial & Industrial	0.22%	(0.13)%
Residential Mortgage	0.02%	(0.05)%
Consumer	0.75%	0.26%
Total Net Charge Offs/(Recoveries)	0.06%	(0.05)%

Non-accrual loans totaled $11.1 million at June 30, 2020, compared to $10.8 million at December 31, 2019. The increase in non-accrual balances at June 30, 2020 was primarily related to one new CRE loan of $0.2 million. Management continues to monitor the $8.2 million A&D participation loan that was added to non-accrual loans in the first quarter of 2019.  This loan is serviced by another lender and is now in the foreclosure process and progress has been delayed due to COVID-19.   The anticipated foreclosure date has been tentatively set for September 2020.    Management believes that the specific allocation for this loan of $2.3 million at June 30, 2020 is adequate based upon an appraisal obtained in the second quarter of 2019.  Discussions are currently underway for the sale of a parcel of acreage within the development. Obtaining a new appraisal is planned to be concurrent with the transfer of the collateral to Other Real Estate Owned (“OREO”).

Non-accrual loans that have been subject to partial charge-offs totaled $0.2 million at June 30, 2020 and at December 31, 2019. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $0.2 million and $0.1 million at June 30, 2020 and December 31, 2019, respectively. All foreclosure and repossession activity has been temporarily suspended as a result of COVID-19. As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.16%, including PPP loans, or 0.19% excluding PPP compared to 0.46% at June 30, 2019.

Non-Interest Income and Non-Interest Expense

Other operating income, including gains, increased $0.6 million for the six months ended June 30, 2020 when compared to 2019. The increase was primarily attributable to the $0.7 million increase in net gains offset by a $0.1 million decline in service charge income, primarily non-sufficient funds (“NSF”) income as the consumer and business overdraft activity decreased in the second quarter of 2020 due to reduced consumer spending as well as the receipt of stimulus and PPP funding. Net gains increased when comparing the second quarter of 2020 to the second quarter of 2019 as a result of increased fees on sales of loans related to the high volume of mortgage refinancing activity at historically low rates. Trust and brokerage income remained stable. Debit card income remained flat for the six months ended June 30, 2020 when compared to the same period of 2019 despite reduced consumer spending.

Other operating expenses remained stable for the six months ended June 30, 2020 when compared to the same period of 2019. Salaries and benefits decreased $1.5 million primarily due to the salary costs associated with the origination of the PPP loans as well as the reduced headcount as a result of the voluntary separation program implemented in the fourth quarter of 2019 and reduced life and health insurance costs. These reductions offset the annual merit increases awarded to our associates in April 2019. Federal Deposit Insurance Corporation premiums decreased $0.1 million due to credits received on quarterly assessments. Equipment, occupancy and technology expenses increased $0.1 million when compared to 2019 related to a credit received from our core processor associated with discontinued services. Professional services increased $1.4 million as a result of increased legal and professional expenses due to additional costs related to the contested proxy, most of which are non-recurring. Investor relations expenses increased $1.0 million also related to additional expenses from the contested proxy. OREO expenses decreased $0.9 million due to valuation allowance write-downs in 2019. Increased marketing, consulting, fraud expenses and Visa processing fees, were offset by reductions in schools and seminars, contributions, dues and licenses, office supplies, mileage, contract labor, business related meals and other employee benefits expenses.

Other operating income decreased slightly comparing the second quarters of 2020 and 2019. The decline in the economy negatively impacted the market value of the assets under management in our wealth division which resulted in decreased revenue for the second quarter of 2020. Service charge income, particularly NSF income, declined as a result of reduced overdraft activity. Management believes this reduction was in part due to the stay-at-home mandates and the supplemental unemployment payments consumers received during the quarter. Net gains increased when comparing the second quarter of 2020 to the second quarter of 2019 as a result of increased loans sold to the secondary market related to the high volume of mortgage refinancing activity at historically low rates.

Other operating expenses decreased $0.3 million when comparing the second quarter of 2020 to the second quarter of 2019. Salaries and benefits decreased $1.2 million when comparing the second quarter periods. This decrease is due to the salary costs associated to the origination of PPP loans during the second quarter. Equipment and occupancy expenses increased slightly and were offset by reductions in data processing expenses. Legal and professional and investor relations expenses increased by $0.8 million and $1.0 million, respectively when comparing the second quarter of 2020 to the same time period of 2019. These increases were related to additional costs associated with the contested proxy, most of which are non-recurring. OREO expenses decreased by $0.8 million when comparing the second quarter of 2020 to the second quarter of 2019 due to valuation allowance write-downs on properties in the second quarter of 2019. Other miscellaneous expenses such as marketing, consulting, miscellaneous, trust department expenses increased slightly but were offset by decreases in contributions, personnel related expenses, postage, travel and lodging, mileage, contract labor, schools and seminars and business-related meals. Cost control and increased efficiencies continues to be a strategic focus, resulting in expense savings.

The effective income tax rate as a percentage of income for the six months ended June 30, 2020 and 2019 remained stable at 22.2% and 22.5%, respectively.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors", including the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2020	2019	2020	2020	2019
Results of Operations:
Interest income	$15,104	$14,411	$14,616	$29,720	$28,483
Interest expense	2,448	2,884	2,729	5,177	5,610
Net interest income	12,656	11,527	11,887	$24,543	22,873
Provision for loan losses	2,167	333	2,654	$4,821	682
Other operating income	3,425	3,858	4,008	$7,433	7,565
Net gains	794	81	41	$835	95
Other operating expense	11,427	11,741	11,005	22,432	22,431
Income before taxes	$3,281	$3,392	$2,277	$5,558	$7,420
Income tax expense	711	790	522	$1,233	1,667
Net income	$2,570	$2,602	$1,755	$4,325	$5,753

Per share data:
Basic/ Diluted Net Income	$0.37	$0.37	$0.25
Dividends declared per share	$0.13	$0.09	$0.13
Book value	$17.82	$17.75	$17.01
Tangible book value per share	$16.25	$16.20	$15.43

Closing market value	$13.34	$19.71	$14.29
Market Range:
High	$15.95	$20.49	$24.99
Low	$11.00	$17.10	$11.09

Shares outstanding at period end: Basic	6,983,523	7,105,775	6,966,898
Shares outstanding at period end: Diluted	6,988,593	7,105,775	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.57%	0.83%	0.49%
Return on average shareholders' equity	6.97%	9.47%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $449, $439 and $223	3.61%	3.70%	3.69%
Net interest margin GAAP	3.53%	3.60%	3.63%
Efficiency ratio	70.26%	69.93%	68.29%

	June 30,	December 31,	June 30,
	2020	2019	2019
Financial Condition at period end:
Assets	$1,639,636	$1,442,027	$1,405,629
Earning assets	$1,420,433	$1,270,747	1,229,768
Gross loans	$1,186,940	$1,050,369	1,003,616
Commercial Real Estate	$340,314	$335,504	299,832
Acquisition and Development	$126,338	$117,890	118,725
Commercial and Industrial	$272,186	$122,352	108,271
Residential Mortgage	$412,478	$438,424	441,530
Consumer	$35,624	$36,199	34,519
Investment securities	$220,165	$225,284	233,308
Total deposits	$1,351,568	$1,142,031	1,123,081
Noninterest bearing	$425,274	$294,649	281,307
Interest bearing	$926,294	$847,382	841,774
Shareholders' equity	$124,453	$125,940	126,155

Capital ratios:

Tier 1 to risk weighted assets	14.62%	15.17%	15.40%
Common Equity Tier 1 to risk weighted assets	12.33%	12.79%	12.93%
Tier 1 Leverage	10.46%	11.77%	11.65%
Total risk based capital	15.87%	16.29%	16.53%

Asset quality:

Net charge-offs/(recoveries) for the quarter	$164	$85	$(95)
Nonperforming assets: (Period End)
Nonaccrual loans	$11,081	$10,849	$13,118
Loans 90 days past due and accruing	297	725	317

Total nonperforming loans and 90 day past due	$11,378	$11,574	$13,435

Restructured loans	$4,039	$4,166	$4,043
Other real estate owned	$3,926	$4,127	$5,531

Allowance for loan losses to gross loans	1.43%	1.19%	1.19%
Allowance for loan losses to gross loans, excluding PPP loans	1.62%	-	-
Nonperforming and 90 day past due loans to total loans	0.96%	1.10%	1.34%
Nonperforming loans and 90 day past due loans to total assets	0.69%	0.80%	0.96%